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                                                                      EXHIBIT 14

                    GRANAHAN MCCOURT ACQUISITION CORPORATION

              CODE OF ETHICS FOR DIRECTORS, OFFICERS AND EMPLOYEES

GENERAL.

          This Code of Ethics ("CODE") sets forth the guiding principles by which we operate our company and conduct our daily business with our shareholders, customers, vendors and with each other. These principles apply to all of the directors, officers and employees of Granahan McCourt Acquisition Corporation and its subsidiaries, if any (the "COMPANY").

PRINCIPLES AND ETHICS.

          Each director, officer and employee of the Company will adhere to the following principles and responsibilities, which will govern his or her professional conduct and ethics:

-    Act with honesty and integrity;

- In the case of directors, officers and employees with existing business affiliations prior to becoming engaged by the Company that are disclosed to the Company before such engagement ("PRE-EXISTING BUSINESS AFFILIATIONS"), avoid actual or apparent conflicts of interest with such business affiliations (the "PRIOR BUSINESS AFFILIATIONS") to the extent reasonably practicable and avoid all other actual or apparent conflicts of interest in professional or personal relationships. Where any director, officer or employee with a Pre-Existing Business Affiliation cannot avoid a conflict of interest with a Prior Business Affiliation, such director or officer shall act in a manner expected to protect and advance the Company's best interests, subject to any fiduciary duties such person may have to any such Prior Business Affiliation. A "conflict of interest" will exist whenever an individual's private or other professional interests conflict in any way (or even appear to conflict) with the interests of the Company;

- In the case of all directors, officers and employees except directors, officers and employees with Pre-Existing Business Affiliations, avoid all actual or apparent conflicts of interest in personal and professional relationships;

- Provide constituents with information that is full, fair, accurate, complete, objective, relevant, timely and understandable, and, in the case of the Chief Executive Officer and Chief Financial Officer, review the annual and quarterly reports before certifying and filing them with the Securities and Exchange Commission (the "SEC");

- Comply with all applicable laws, rules and regulations of federal, state and local governments, and other applicable private and public regulatory agencies;

- Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated;

- Respect the confidentiality of information (whether about the Company or any other person or entity) acquired in the course of business except when authorized or otherwise legally obligated to disclose the information and under no circumstance use such confidential information acquired in the course of business for personal advantage;

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-    Actively promote ethical behavior among the Company's employees and as a responsible partner with industry peers and associates;

- Maintain control over and responsibly manage all assets and resources of the Company employed by or entrusted to him or her by the Company;

- Report illegal or unethical conduct by any director, officer or employee that has occurred, is occurring or may reasonably be expected to occur, including any potential violations of this Code or any other codes of business conduct or ethics of the Company, such report to be made to the Chief Executive Officer or any member of the Company's Audit Committee; and

- Comply with this Code and any other codes of business conduct or ethics of the Company.

VIOLATIONS.

          Any director, officer or employee who violates the standards of this Code shall be subject to disciplinary action, up to and including termination of employment.

WAIVERS.

          There shall be no waiver of, modification of or change to any part of this Code, except by a vote of the Company's Board of Directors (the "BOARD") or a duly authorized committee of the Board. If a waiver of, modification of, or change to, this Code is granted or made, then the notice of such waiver, modification or change shall be posted on the Company's website within five business days of the vote of the Board or committee of the Board or shall be disclosed otherwise as required by applicable law and/or the American Stock Exchange or SEC rules or regulations. Any such notices posted on the Company website shall remain there for a period of at least twelve months and shall be retained in the Company's files as required by law.

ACKNOWLEDGMENT.

          Each director, officer and employee of the Company shall be required to sign an acknowledgment with respect to this Code in the form attached hereto as EXHIBIT A.


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                                                                       EXHIBIT A

                    GRANAHAN MCCOURT ACQUISITION CORPORATION

                                 ACKNOWLEDGMENT
                                       OF
              CODE OF ETHICS FOR DIRECTORS, OFFICERS AND EMPLOYEES

To: GRANAHAN MCCOURT ACQUISITION CORPORATION Board of Directors

     The undersigned hereby certifies and acknowledges that he or she:

          (1) has read and understands the Company's Code of Ethics for Directors, Officers and Employees; and

          (2)  affirms and agrees to comply with such Code.


Date: _________________________            _____________________________________
                                           Name: _______________________________
                                           Title: ______________________________